Exhibit 99

Pfizer Reports Strong Second-Quarter 2024 Results And Raises 2024 Guidance
▪Second-Quarter Performance Driven by Focused Commercial Execution

▪Raises Full-Year 2024 Revenue Guidance(1) to a Range of $59.5 to $62.5 Billion and Raises Adjusted(2) Diluted EPS Guidance to a Range of $2.45 to $2.65

▪Launched Manufacturing Optimization Program with Anticipated Cost Savings of Approximately $1.5 Billion by the End of 2027
▪Second-Quarter 2024 Revenues of $13.3 Billion
–Revenues Grew 3% Operationally Year-over-Year Despite Anticipated Decline in COVID Revenues
–Excluding Contributions from Comirnaty(3) and Paxlovid, Revenues Grew 14% Operationally
▪Second-Quarter 2024 Reported(4) Diluted EPS of $0.01 and Adjusted(2) Diluted EPS of $0.60
–Includes $1.3 Billion of One-Time Costs for Manufacturing Optimization Program, Negatively Impacting Reported(4) Diluted EPS by $0.18(5)
▪On Track to Deliver at Least $4 Billion in Net Cost Savings by End of 2024 from Previously Announced Cost Realignment Program(6)
NEW YORK, Tuesday, July 30, 2024 — Pfizer Inc. (NYSE: PFE) reported financial results for the second quarter of 2024 and raised its full-year 2024 guidance(1) for both Revenues and Adjusted(2) diluted EPS.
The second-quarter 2024 earnings presentation and accompanying prepared remarks from management as well as the quarterly update to Pfizer’s R&D pipeline can be found at www.pfizer.com.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “We are driving progress toward our 2024 strategic priorities through solid execution across the company. I am pleased with the strong performance of our product portfolio in the second quarter led by several of our acquired products, key in-line brands and recent commercial launches. Notably, we achieved exceptional growth in our Oncology portfolio, with strong revenue contribution from our legacy-Seagen products.
“Overall, I am encouraged by our performance in the first half of 2024 and we remain focused on making a difference in the lives of patients as we continue to advance and strengthen our company.”
David Denton, Chief Financial Officer and Executive Vice President, stated: “This was Pfizer’s first quarter of topline revenue growth, on a year-over-year basis, since the fourth quarter of 2022 when our COVID revenues peaked. Importantly, the strong 14% operational revenue growth of our non-COVID products in the second quarter demonstrates our continued focus on commercial execution. In support of our stated strategic priority to realign our cost base, we continue to progress our cost realignment program. Additionally, with our more recent announcement of the first phase of our Manufacturing Optimization Program, we believe we are setting the foundation for future margin expansion.”
OVERALL RESULTS
In the first quarter of 2024, Pfizer reclassified royalty income (substantially all of which is related to our Biopharma segment) from Other (income)/deductions––net to revenues and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of operations. Prior-period amounts have been recast to conform to the current presentation.
At the beginning of 2024, Pfizer made changes in our commercial organization to incorporate Seagen Inc. (Seagen) and improve focus, speed and execution. Specifically, within our Biopharma reportable segment Pfizer created the Pfizer Oncology Division, the Pfizer U.S. Commercial Division, and the Pfizer International Commercial Division. See the Item 1. Business––Commercial Operations section of Pfizer’s 2023 Annual Report on Form 10-K (available at www.pfizer.com).
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(7).
Results for the second quarter and first six months of 2024 and 2023(8) are summarized below.

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2024	2023	Change	2024	2023	Change
Revenues	$ 13,283	$ 13,007	2%	$ 28,162	$ 31,492	(11%)
Reported(4) Net Income	41	2,327	(98%)	3,156	7,870	(60%)
Reported(4) Diluted EPS	0.01	0.41	(98%)	0.55	1.38	(60%)
Adjusted(2) Income	3,400	3,839	(11%)	8,074	10,876	(26%)
Adjusted(2) Diluted EPS	0.60	0.67	(11%)	1.42	1.90	(25%)

REVENUES

($ in millions)	Second-Quarter				Six Months
	2024	2023	% Change		2024	2023	% Change
			Total	Oper.			Total	Oper.
Global Biopharmaceuticals Business (Biopharma)	$ 12,991	$ 12,690	2%	4%	$ 27,595	$ 30,863	(11%)	(10%)
Pfizer CentreOne (PC1)	278	307	(10%)	(9%)	535	615	(13%)	(13%)
Pfizer Ignite	15	10	47%	47%	32	14	*	*
TOTAL REVENUES	$ 13,283	$ 13,007	2%	3%	$ 28,162	$ 31,492	(11%)	(10%)

* Indicates calculation not meaningful.
2024 FINANCIAL GUIDANCE(1)
Pfizer raises full-year 2024 revenue guidance by $1 billion at the midpoint to a range of $59.5 to $62.5 billion and raises Adjusted(2) diluted EPS guidance by $0.30 at the midpoint to $2.45 to $2.65. The company’s updated guidance for revenue includes approximately $8.5 billion in anticipated revenues for Comirnaty(3) and Paxlovid, approximately $5 billion and $3.5 billion, respectively. Including the contribution from Seagen and excluding revenues from Comirnaty(3) and Paxlovid, Pfizer now expects to achieve full-year 2024 operational revenue growth of 9% to 11% compared to 2023 revenues, up from 8% to 10% provided on January 30, 2024.
The updated 2024 Adjusted(2) diluted EPS guidance takes into consideration our strong first half performance as well as our continued confidence in the underlying strength of our business.
Pfizer’s updated financial guidance(1) is presented below.

Revenues	$59.5 to $62.5 billion
(previously $58.5 to $61.5 billion)
Adjusted(2) SI&A Expenses	$13.8 to $14.8 billion
Adjusted(2) R&D Expenses	$11.0 to $12.0 billion
Effective Tax Rate on Adjusted(2) Income	Approximately 13.0%
(previously approximately 15.0%)
Adjusted(2) Diluted EPS	$2.45 to $2.65
(previously $2.15 to $2.35)
Changes in foreign exchange rates have had a minimal incremental impact since full-year 2024 guidance was updated on May 1, 2024. Please refer to Press Release Footnote (1) for additional information.

CAPITAL ALLOCATION
During the first six months of 2024, Pfizer deployed its capital in a variety of ways, which primarily include the following two categories:
▪Reinvesting capital into initiatives intended to enhance the future growth prospects of the company, including:
•$5.2 billion invested in internal research and development projects, and
•Approximately $200 million invested in business development transactions.
▪Returning capital directly to shareholders through $4.8 billion of cash dividends, or $0.84 per share of common stock.
No share repurchases were completed to date in 2024. As of July 30, 2024, Pfizer’s remaining share repurchase authorization is $3.3 billion. Current financial guidance does not anticipate any share repurchases in 2024.
Second-quarter 2024 diluted weighted-average shares outstanding used to calculate Reported(4) and Adjusted(2) diluted EPS were 5,696 million shares.
QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2024 vs. Second-Quarter 2023)
Second-quarter 2024 revenues totaled $13.3 billion, an increase of $277 million, or 2%, compared to the prior-year quarter, reflecting an operational increase of $447 million, or 3%, primarily due to growth contributions from several of our acquired products, key in-line products, and recent commercial launches, which more than offset both an expected decline in Comirnaty(3) revenues globally and an unfavorable impact of foreign exchange of $170 million, or 1%. Excluding contributions from Comirnaty(3) and Paxlovid, revenues totaled $12.8 billion, an increase of $1.6 billion, or 14%, operationally compared with the prior-year quarter.
Second-quarter 2024 Comirnaty(3) revenues of $195 million declined $1.3 billion, or 87%, operationally compared with the prior-year quarter, driven largely by lower contractual deliveries and demand in international markets, reflecting the anticipated seasonality of demand for vaccinations and as certain markets, including the U.S., transition to traditional commercial market sales.
Second-quarter 2024 Paxlovid revenues of $251 million increased $112 million, or 79%, operationally compared with the prior-year quarter, driven primarily by no second quarter 2023 U.S. sales in anticipation of transition to commercial markets in the second half of 2023, as well as increases in infections and demand in certain international markets in the second quarter of 2024.

Excluding contributions from Comirnaty(3) and Paxlovid, second-quarter 2024 operational revenue growth was driven primarily by:
▪Global revenues of $845 million from legacy Seagen, which was acquired in December of 2023;
▪Vyndaqel family (Vyndaqel, Vyndamax, Vynmac) globally, up 71% operationally, driven largely by continued strong demand, primarily in the U.S. and international developed markets;
▪Eliquis globally, up 8% operationally, driven primarily by continued oral anti-coagulant adoption and market share gains in the non-valvular atrial fibrillation indication in the U.S. and certain markets in Europe, partially offset by declines due to loss of patent-based exclusivity and generic competition in certain international markets; and
▪Nurtec ODT/Vydura globally, up 44% operationally, driven primarily by strong demand in the U.S. as well as recent launches in international markets;
partially offset primarily by lower revenues for:
▪Xeljanz globally, down 34% operationally, driven primarily by decreased prescription volumes globally resulting from ongoing shifts in prescribing patterns related to label changes, as well as lower net price in the U.S. due to unfavorable changes in channel mix and the impact of regulatory exclusivity expiry in Canada; and
▪Ibrance globally, down 8% operationally, driven primarily by lower demand due to competitive pressure globally and price decreases in certain international developed markets, partially offset by increased clinical trial supply orders in certain international developed markets versus prior year.

GAAP Reported(4) Statement of Operations Highlights
SELECTED REPORTED(4) COSTS AND EXPENSES

($ in millions)	Second-Quarter				Six Months
	2024	2023	% Change		2024	2023	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(4)	$ 3,300	$ 3,237	2%	5%	$ 6,679	$ 8,122	(18%)	(15%)
Percent of Revenues	24.8%	24.9%	N/A	N/A	23.7%	25.8%	N/A	N/A
SI&A Expenses(4)	3,717	3,497	6%	7%	7,212	6,914	4%	5%
R&D Expenses(4)	2,696	2,648	2%	2%	5,189	5,153	1%	1%
Acquired IPR&D Expenses(4)	6	33	(81%)	(81%)	6	55	(88%)	(88%)

Other (Income)/Deductions—net(4)	1,107	(75)	*	*	1,787	200	*	*
Effective Tax Rate on Reported(4) Income	130.2%	(3.1%)			4.8%	7.5%

* Indicates calculation not meaningful.
Second-quarter 2024 Cost of Sales(4) as a percentage of revenues was relatively flat compared with the prior-year quarter, and reflects favorable changes in sales mix, primarily driven by lower sales of Comirnaty(3), which resulted in a lower related charge for the 50% gross profit split with BioNTech and applicable royalty expenses in the quarter; offset by the amortization of the fair value step-up of inventory related to the Seagen acquisition.
Second-quarter 2024 SI&A Expenses(4) increased 7% operationally compared with the prior-year quarter, driven primarily by an increase in marketing and promotional expenses for recently launched and acquired products.
Second-quarter 2024 R&D Expenses(4) increased 2% operationally compared with the prior-year quarter, primarily due to increased spending to develop certain medicines acquired from Seagen, partially offset by lower spending primarily as a result of our cost realignment program.
The unfavorable period-over-period change in Other deductions—net(4) of $1.2 billion for the second quarter of 2024, compared with the prior-year quarter, was driven primarily by net losses on equity securities in the second quarter of 2024 versus net gains on equity securities recognized in the prior-year quarter, higher net interest expense and intangible asset impairment charges in the second quarter of 2024.
Pfizer’s effective tax rate on Reported(4) income for the second quarter of 2024 increased compared to the prior-year quarter primarily due to the non-recurrence of tax benefits related to global income tax resolutions in multiple tax jurisdictions spanning multiple tax years in the second quarter of 2023, partially offset by a favorable change in the jurisdictional mix of earnings in the second quarter of 2024.

Adjusted(2) Statement of Operations Highlights
SELECTED ADJUSTED(2) COSTS AND EXPENSES

($ in millions)	Second-Quarter				Six Months
	2024	2023	% Change		2024	2023	% Change
			Total	Oper.			Total	Oper.
Adjusted(2) Cost of Sales	$ 2,768	$ 3,072	(10%)	(6%)	$ 5,804	$ 7,818	(26%)	(23%)
Percent of Revenues	20.8%	23.6%	N/A	N/A	20.6%	24.8%	N/A	N/A
Adjusted(2) SI&A Expenses	3,669	3,419	7%	8%	7,123	6,769	5%	6%
Adjusted(2) R&D Expenses	2,671	2,627	2%	2%	5,147	5,118	1%	1%

Adjusted(2) Other (Income)/Deductions—net	258	(278)	*	*	555	(601)	*	*
Effective Tax Rate on Adjusted(2) Income	12.9%	6.8%			15.1%	11.6%

* Indicates calculation not meaningful.
See the reconciliations of certain Reported(4) to non-GAAP Adjusted(2) financial measures and associated footnotes in the financial tables section of this press release.
RECENT NOTABLE DEVELOPMENTS (Since May 1, 2024)
Product Developments

Product/Project	Recent Development	Link
Adcetris (brentuximab vedotin)
July 2024. Pfizer’s supplemental Biologics License Application (sBLA) for Adcetris in combination with lenalidomide and rituximab for patients with relapsed/refractory large B-cell lymphoma was accepted for review by the U.S. Food and Drug Administration (FDA). The FDA has set a Prescription Drug User Fee Act (PDUFA) action date of March 2025. If approved, this would be the eighth FDA-approved indication for Adcetris.
N/A
June 2024. Presented detailed overall survival (OS) results from the investigational Phase 3 ECHELON-3 study of Adcetris in combination with lenalidomide and rituximab for the treatment of patients with relapsed/refractory diffuse large B-cell lymphoma (DLBCL) at the 2024 American Society of Clinical Oncology (ASCO) Annual Meeting. Detailed data from the study demonstrated the investigational Adcetris regimen reduced risk of death by 37 percent compared to chemotherapy alone, resulting in median OS of 13.8 months versus 8.5 months. The most frequently reported treatment-emergent adverse events Grade 3 or higher for the Adcetris versus placebo arms were neutropenia, thrombocytopenia and anemia.
Full Release
June 2024. Takeda and Pfizer announced positive results from the Phase 3 HD21 trial evaluating Adcetris in combination with intensive chemotherapy. The four-year analysis conducted and presented by the German Hodgkin Study Group (GHSG) at the 2024 ASCO Annual Meeting and at the European Hematology Association (EHA) Annual Meeting showed superior progression-free survival (PFS) and improved tolerability for patients with newly diagnosed Stage IIb/III/IV classical Hodgkin Lymphoma compared to escalated doses of bleomycin, etoposide, doxorubicin, cyclophosphamide, vincristine, procarbazine, prednisone (eBEACOPP), a current standard of care regimen predominantly used in Europe in this setting.
Full Release

Product/Project	Recent Development	Link
Comirnaty(3) (COVID-19 Vaccine, mRNA)
June 2024. Announced the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) recommended marketing authorization for Pfizer and BioNTech’s Omicron JN.1-adapted monovalent COVID-19 vaccine (Comirnaty JN.1) for active immunization to prevent COVID-19 caused by SARS-CoV-2 in individuals 6 months of age and older. Subsequently, the European Commission (EC) authorized the vaccine on July 3, 2024.
Full Release
Durveqtix (fidanacogene elaparvovec)
July 2024. Announced the EC granted conditional marketing authorization for Durveqtix, a gene therapy for the treatment of severe and moderately severe hemophilia B (congenital factor IX deficiency) in adult patients without a history of factor IX inhibitors and without detectable antibodies to variant AAV serotype Rh74. This follows the EMA’s CHMP positive opinion adopted in May. Durveqtix has shown the potential to offer long-term bleed protection in a one-time dose, reducing or eliminating bleeds for appropriate patients with hemophilia B. The EC approval follows recent regulatory approvals by the FDA and Health Canada, where it is marketed as Beqvez.
Full Release
Elrexfio (elranatamab-bcmm)
June 2024. Presented detailed OS results from the Phase 2 MagnetisMM-3 study of Elrexfio in patients with heavily pretreated relapsed or refractory multiple myeloma (RRMM) who had not received prior B-cell maturation antigen (BCMA)-directed therapy (i.e., BCMA-naïve; Cohort A; n=123) at EHA 2024. With a median follow-up of 28.4 months (estimated by the reverse-Kaplan-Meier method), the study demonstrated a median OS of 24.6 months, with median PFS of 17.2 months for the full intent-to-treat cohort. The safety and tolerability of Elrexfio in MagnetisMM-3 were consistent with what have been previously observed.
Full Release
Lorbrena (lorlatinib)
May 2024. Presented longer-term follow-up results from the Phase 3 CROWN trial evaluating Lorbrena versus Xalkori (crizotinib) in people with previously untreated, anaplastic lymphoma kinase (ALK)-positive advanced non-small cell lung cancer (NSCLC) at the ASCO Annual Meeting that were simultaneously published in the Journal of Clinical Oncology. Updated results showed an unprecedented 60% of patients remain alive without disease progression after five years, along with continued 81% reduction in risk of progression or death and 94% reduction in progression of brain metastases compared to Xalkori. The safety profiles of Lorbrena and Xalkori in the five-year follow-up were consistent with previous findings, with no new safety signals reported for Lorbrena.
Full Release
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

Product/Project	Recent Development	Link
danuglipron
July 2024. Announced advancement of development of once-daily formulation of oral glucagon-like peptide-1 (GLP-1) receptor agonist, danuglipron. Based on results from the ongoing pharmacokinetic study (NCT06153758), the company has selected its preferred once-daily modified release formulation for danuglipron. With these results, and following a thorough analysis of previous Phase 2b data and trial design, Pfizer plans to conduct dose optimization studies in the second half of 2024 evaluating multiple doses of the preferred modified release formulation to inform the registration enabling studies.
Full Release

Product/Project	Recent Development	Link
fordadistrogene movaparvovec
June 2024. Announced CIFFREO, a Phase 3 global, multicenter, randomized, double-blind, placebo-controlled study evaluating the investigational mini-dystrophin gene therapy, fordadistrogene movaparvovec, in ambulatory patients with Duchenne muscular dystrophy (DMD) did not meet its primary endpoint of improvement in motor function among boys 4 to 7 years of age treated with the gene therapy compared to placebo. Key secondary endpoints also did not show a significant difference between participants treated with fordadistrogene movaparvovec and placebo.
Full Release
giroctocogene fitelparvovec
July 2024. Announced positive topline results from the Phase 3 AFFINE study (NCT04370054) evaluating giroctocogene fitelparvovec, an investigational gene therapy for the treatment of adults with moderately severe to severe hemophilia A. The AFFINE study achieved its primary objective of non-inferiority, as well as superiority, of total annualized bleeding rate (ABR) from Week 12 through at least 15 months of follow up post-infusion compared with routine Factor VIII (FVIII) replacement prophylaxis treatment. Key secondary endpoints as defined by the trial protocol were met and also demonstrated superiority compared to prophylaxis. Giroctocogene fitelparvovec was generally well tolerated in the study. Pfizer will discuss these data with regulatory authorities in the coming months.
Full Release
Pandemic Influenza Vaccine Candidate
May 2024. Announced that preliminary results from a subset of patients randomized in a Phase 1 study (NCT06179446) evaluating the safety, tolerability, and immunogenicity of multiple doses of a nucleoside-modified mRNA (modRNA) based pandemic influenza vaccine candidate illustrated notable increases in antibody responses against the avian strain [H5, Clade 2.3.4.4b] of H5 influenza virus. Pfizer continues to monitor all developments regarding the circulation and outbreaks of the A/H5N1 virus. If a vaccine is needed in an emergency pandemic situation, Pfizer anticipates that the modRNA vaccine platform could be leveraged to rapidly provide a vaccine candidate targeting the specific pandemic influenza strain.
Full Release
Corporate Developments

Topic	Recent Development	Link
Board Election
July 2024. Announced Cyrus Taraporevala was elected to Pfizer’s Board of Directors. Mr. Taraporevala was also appointed to and will join the Audit Committee and Compensation Committee of Pfizer’s Board.
Full Release
Executive Leadership
July 2024. Announced the launch of a process to identify a successor for Dr. Mikael Dolsten, Chief Scientific Officer and President, Pfizer R&D, who will depart the company after a 15+ year stellar career. Dr. Dolsten will assist in the external search for a new Chief Scientific Officer and continue to serve in his current position until his successor is in place and any necessary transition is complete.
Full Release
May 2024. Announced Andrew Baum, M.D., would join the company as Chief Strategy and Innovation Officer, Executive Vice President, effective June 3, 2024, and will become a member of Pfizer’s Executive Leadership Team reporting to Chairman and Chief Executive Officer, Dr. Albert Bourla. In his role, Dr. Baum will be responsible for Pfizer’s long-term corporate strategic plan, and Pfizer’s portfolio analysis and prioritization functions, business development activities, strengthening of partnerships with the biotech ecosystem, and the commercial evaluation of the company’s research pipeline.
Full Release

Topic	Recent Development	Link
Manufacturing Optimization Program
May 2024. Announced the launch of the first phase of a multi-year, multi-phase cost reduction program (the “Manufacturing Optimization Program” or “the program”) to reduce our cost of goods sold. The program is expected to include operational efficiencies, network structure changes, and product portfolio enhancements. The first phase of the program is focused on operational efficiencies and is expected to deliver savings of approximately $1.5 billion by the end of 2027, some of which is expected to begin being realized in 2025. The one-time costs to achieve the savings associated with the first phase of the program are expected to be approximately $1.7 billion and primarily include severance and implementation costs. These costs will be recorded primarily in 2024, with cash outlays expected primarily in 2025 and 2026.
Form 8-K

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, certain acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2024 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of June 30, 2024.
▪An anticipated immaterial impact in fiscal-year 2024 of recent and expected generic and biosimilar competition for certain products that have recently lost patent or regulatory protection or that are anticipated to lose patent or regulatory protection.
▪Exchange rates assumed are a blend of actual rates in effect through second-quarter 2024 and mid-July 2024 rates for the remainder of the year. Financial guidance reflects the anticipated unfavorable impact of approximately $0.6 billion on revenues and the anticipated unfavorable impact of approximately $0.04 on Adjusted(2) diluted EPS as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2023.
▪Guidance for Adjusted(2) diluted EPS assumes diluted weighted-average shares outstanding of approximately 5.7 billion shares, and assumes no share repurchases in 2024.
▪Guidance assumes the seasonal cadence of certain products in our portfolio, and that Paxlovid results trend with infection rates.
(2)Adjusted income and Adjusted diluted EPS are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and U.S. GAAP diluted EPS attributable to Pfizer Inc. common shareholders before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and the first six months of 2024 and 2023. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(4). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of

Financial Condition and Results of Operations in Pfizer’s 2023 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for a definition of each component of Adjusted income as well as other relevant information.
(3)As used in this document, “Comirnaty” refers to, as applicable, and as authorized or approved, the Pfizer-BioNTech COVID-19 Vaccine; Comirnaty (COVID-19 Vaccine, mRNA) original monovalent formula; the Pfizer-BioNTech COVID-19 Vaccine, Bivalent (Original and Omicron BA.4/BA.5); the Pfizer-BioNTech COVID-19 Vaccine (2023-2024 Formula); Comirnaty (COVID-19 Vaccine, mRNA) 2023-2024 Formula; Comirnaty Original/Omicron BA.1; Comirnaty Original/Omicron BA.4/BA.5; Comirnaty Omicron XBB.1.5; and Comirnaty JN.1. “Comirnaty” includes product revenues and alliance revenues related to sales of the above-mentioned vaccines.
(4)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income and its components are defined as net income attributable to Pfizer Inc. common shareholders and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(5)Second-quarter 2024 Reported(4) diluted EPS was unfavorably impacted by $0.18 resulting from a $1.3 billion one-time restructuring charge related to the Manufacturing Optimization Program.
(6)The targeted $4 billion in net cost savings is calculated versus the midpoint of Pfizer’s 2023 SI&A and R&D expense guidance provided on August 1, 2023. As an additional reference, see the ‘2024 Financial Guidance’ section of Pfizer’s fourth-quarter 2023 earnings release.
(7)References to operational variances in this press release pertain to period-over-period changes that exclude the impact of foreign exchange rates. Although foreign exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and because they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(8)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s second quarter and first six months for U.S. subsidiaries reflects the three and six months ended on June 30, 2024 and July 2, 2023, while Pfizer’s second quarter and first six months for subsidiaries operating outside the U.S. reflects the three and six months ended on May 26, 2024 and May 28, 2023.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(UNAUDITED)
(millions, except per share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2024	2023	(Decr.)	2024	2023	(Decr.)
Revenues:
Product revenues(1), (2)	$10,871	$10,766	1	$23,314	$26,988	(14)
Alliance revenues(1)	2,067	1,967	5	4,240	4,028	5
Royalty revenues(1)	345	273	27	608	477	27
Total revenues	13,283	13,007	2	28,162	31,492	(11)
Costs and expenses:
Cost of sales(3)	3,300	3,237	2	6,679	8,122	(18)
Selling, informational and administrative expenses(3)	3,717	3,497	6	7,212	6,914	4
Research and development expenses(3)	2,696	2,648	2	5,189	5,153	1
Acquired in-process research and development expenses	6	33	(81)	6	55	(88)
Amortization of intangible assets	1,307	1,184	10	2,615	2,287	14
Restructuring charges and certain acquisition-related costs(4)	1,254	214	*	1,356	222	*
Other (income)/deductions––net(5)	1,107	(75)	*	1,787	200	*
Income/(loss) from continuing operations before provision/(benefit) for taxes on income/(loss)	(103)	2,269	*	3,318	8,539	(61)
Provision/(benefit) for taxes on income/(loss)(6)	(134)	(71)	89	159	644	(75)
Income from continuing operations	31	2,340	(99)	3,159	7,895	(60)
Discontinued operations––net of tax	17	(2)	*	12	(1)	*
Net income before allocation to noncontrolling interests	48	2,338	(98)	3,171	7,894	(60)
Less: Net income attributable to noncontrolling interests	7	11	(31)	15	24	(38)
Net income attributable to Pfizer Inc. common shareholders	$41	$2,327	(98)	$3,156	$7,870	(60)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.01	$0.41	(99)	$0.56	$1.40	(60)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.01	$0.41	(98)	$0.56	$1.40	(60)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.01	$0.41	(99)	$0.55	$1.38	(60)
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$0.01	$0.41	(98)	$0.55	$1.38	(60)
Weighted-average shares used to calculate earnings per common share:
Basic	5,666	5,646		5,662	5,640
Diluted	5,696	5,713		5,696	5,720
*Indicates calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(1)The financial statements present the three and six months ended June 30, 2024 and July 2, 2023. Subsidiaries operating outside the U.S. are included for the three and six months ended May 26, 2024 and May 28, 2023.
The financial results for the three and six months ended June 30, 2024 are not necessarily indicative of the results that ultimately could be achieved for the full year.
Business development activities, including the December 2023 acquisition of Seagen Inc. (Seagen), impacted financial results in the periods presented. See Note 2 to the condensed consolidated financial statements in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, as well as Notes 1A and 2 to the consolidated financial statements in Pfizer’s 2023 Annual Report on Form 10-K.
In the fourth quarter of 2023, we began presenting Product revenues and Alliance revenues as separate line items within Total revenues in our consolidated statements of operations. In the first quarter of 2024, we reclassified royalty income from Other (income)/deductions––net and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of operations. Prior-period amounts have been recast to conform to the current presentation.
Certain amounts in the consolidated statements of operations and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)The first six months of 2024 includes a $771 million favorable final adjustment recorded in the first quarter of 2024 to the estimated non-cash Paxlovid revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023.
(3)Exclusive of amortization of intangible assets.
(4)Restructuring charges and certain acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS)	2024	2023	2024	2023
Restructuring charges/(credits)––acquisition-related costs(a)	$(5)	$5	$84	$34
Restructuring charges/(credits)––cost reduction initiatives(b)	1,109	133	1,030	60
Restructuring charges/(credits)	1,104	138	1,114	94
Transaction costs(c)	—	8	5	8
Integration costs and other(d)	150	68	237	120
Restructuring charges and certain acquisition-related costs	$1,254	$214	$1,356	$222
(a)Includes charges/(credits) for employee terminations, asset impairments and other exit costs associated with business combinations.
(b)Includes charges/(credits) for employee terminations, asset impairments and other exit costs not associated with acquisitions. The charges for the second quarter and first six months of 2024 primarily represent employee termination costs associated with our Manufacturing Optimization Program.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)
(5)Components of Other (income)/deductions––net include:

	Second-Quarter		Six Months
(MILLIONS)	2024	2023	2024	2023
Interest income	$(130)	$(316)	$(259)	$(493)
Interest expense	778	508	1,568	826
Net interest expense(a)	648	192	1,310	333
Net (gains)/losses recognized during the period on equity securities	342	(135)	317	316
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(22)	(7)	(24)	(74)
Net periodic benefit costs/(credits) other than service costs	(106)	(88)	(209)	(168)
Certain legal matters, net(b)	169	139	377	175
Certain asset impairments(c)	240	—	349	264
Haleon equity method (income)/loss	(40)	(156)	48	(224)
Other, net(d)	(124)	(20)	(381)	(423)
Other (income)/deductions––net	$1,107	$(75)	$1,787	$200
(a)The increase in net interest expense in the second quarter and first six months of 2024, compared to the second quarter and first six months of 2023, reflects (i) higher interest expense driven by our $31 billion aggregate principal amount of senior unsecured notes issued in May 2023, as well as $8 billion of commercial paper issued in the fourth quarter of 2023 as part of the financing for our acquisition of Seagen and (ii) a decrease in interest income due to lower investment balances after completion of our $43.4 billion Seagen acquisition in December 2023.
(b)The second quarter and first six months of 2024 primarily include certain product liability expenses related to products discontinued and/or divested by Pfizer. The second quarter and first six months of 2023 primarily included certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer.
(c)The second quarter and first six months of 2024 include a $240 million intangible asset impairment charge, related to in-process research and development (IPR&D) associated with a Phase 3 study for the treatment of Duchenne muscular dystrophy (DMD), which reflects unfavorable clinical trial results. The first six months of 2023 primarily represented intangible asset impairment charges, including (i) $128 million related to IPR&D and developed technology rights for acquired software assets, and (ii) $120 million resulting from the discontinuation of a study related to an out-licensed IPR&D asset for the treatment of prostate cancer.
(d)The second quarter of 2024 includes, among other things, dividend income of $74 million from our investment in ViiV Healthcare Limited (ViiV). The first six months of 2024 primarily includes, among other things, a $150 million gain on the partial sale of our investment in Haleon plc and dividend income of $135 million from our investment in ViiV. The first six months of 2023 primarily included, among other things, dividend income of $211 million from our investment in Nimbus Therapeutics, LLC (Nimbus) resulting from Takeda Pharmaceutical Company Limited’s acquisition of Nimbus’s oral, selective allosteric tyrosine kinase 2 (TYK2) inhibitor program subsidiary, and $183 million from our investment in ViiV.
(6)Our effective tax rates for income/(loss) from continuing operations were 130.2% and 4.8% in the three and six months ended June 30, 2024, respectively, and (3.1)% and 7.5% in the three and six months ended July 2, 2023, respectively. The increase in the effective tax rate for the second quarter of 2024, compared to the second quarter of 2023, was primarily due to the non-recurrence of tax benefits related to global income tax resolutions in multiple tax jurisdictions spanning multiple tax years in the second quarter of 2023, partially offset by a favorable change in the jurisdictional mix of earnings in the second quarter of 2024.
For the year ended December 31, 2023, our cash paid for income taxes, net of refunds, was $3.1 billion, of which $1.9 billion was paid in the U.S.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance as a supplement to our GAAP Reported performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income
Net income attributable to Pfizer Inc. common shareholders(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year-over-year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management(b)

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses and Adjusted other (income)/deductions––net
Cost of sales, Selling, informational and administrative expenses, Research and development expenses and Other (income)/deductions––net (a), each before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted(a) before the impact of amortization of intangible assets, certain acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
(b)Since 2022, we no longer exclude any expenses for acquired IPR&D from our non-GAAP Adjusted results but we continue to exclude certain of these expenses for our financial results for annual incentive compensation purposes.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their most directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and first six months of 2024 and 2023 below and the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2023 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Second-Quarter 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$3,300	$3,717	$1,107		$41	$0.01
Amortization of intangible assets	—	—	—		1,307
Acquisition-related items	(445)	(10)	(18)		617
Discontinued operations	—	—	—		(20)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(50)	(36)	—		1,215
Certain asset impairments(4)	—	—	(240)		240
(Gains)/losses on equity securities	—	—	(342)		342
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(2)		2
Other(5)	(37)	(3)	(247)		292
Income tax provision—non-GAAP items					(635)
Non-GAAP Adjusted	$2,768	$3,669	$258	(6)	$3,400	$0.60

	Six Months Ended June 30, 2024
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$6,679	$7,212	$1,787		$3,156	$0.55
Amortization of intangible assets	—	—	—		2,615
Acquisition-related items	(762)	(16)	(21)		1,125
Discontinued operations	—	—	—		(20)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(71)	(65)	—		1,198
Certain asset impairments(4)	—	—	(349)		349
(Gains)/losses on equity securities	—	—	(317)		317
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(5)		5
Other(5)	(42)	(8)	(541)		599
Income tax provision—non-GAAP items					(1,271)
Non-GAAP Adjusted	$5,804	$7,123	$555	(6)	$8,074	$1.42
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions, except per share data)

	Second-Quarter 2023
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$3,237	$3,497	$(75)		$2,327	$0.41
Amortization of intangible assets	—	—	—		1,184
Acquisition-related items	(136)	(2)	(168)		387
Discontinued operations	—	—	—		3
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(17)	(67)	—		235
(Gains)/losses on equity securities	—	—	135		(135)
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	1		(1)
Other(5)	(12)	(8)	(171)		194
Income tax provision—non-GAAP items					(355)
Non-GAAP Adjusted	$3,072	$3,419	$(278)	(6)	$3,839	$0.67

	Six Months Ended July 2, 2023
Data presented will not (in all cases) aggregate to totals.	Cost of sales(1)	Selling, informational and administrative expenses(1)	Other (income)/deductions––net(1)		Net income attributable to Pfizer Inc. common shareholders(1), (2)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP Reported	$8,122	$6,914	$200		$7,870	$1.38
Amortization of intangible assets	—	—	—		2,287
Acquisition-related items	(233)	(5)	(150)		550
Discontinued operations	—	—	—		2
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(3)	(50)	(126)	—		265
Certain asset impairments(4)	—	—	(264)		264
(Gains)/losses on equity securities	—	—	(317)		317
Actuarial valuation and other pension and postretirement plan (gains)/losses	—	—	(6)		6
Other(5)	(22)	(14)	(64)		105
Income tax provision—non-GAAP items					(791)
Non-GAAP Adjusted	$7,818	$6,769	$(601)	(6)	$10,876	$1.90

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)Items that reconcile GAAP Reported to non-GAAP Adjusted balances are shown pre-tax. Our effective tax rates for GAAP Reported income/(loss) from continuing operations were 130.2% and 4.8% in the three and six months ended June 30, 2024, respectively, and (3.1)% and 7.5% in the three and six months ended July 2, 2023, respectively. See Note (6) to the Consolidated Statements of Operations above. Our effective tax rates for non-GAAP Adjusted income were 12.9% and 15.1% in the three and six months ended June 30, 2024, respectively, and 6.8% and 11.6% in the three and six months ended July 2, 2023, respectively.
(2)The amounts for the second quarter and first six months of 2024 and 2023 include reconciling amounts for Research and development expenses that are not material to our non-GAAP consolidated results of operations.
(3)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(4)See Note (5) to the Consolidated Statements of Operations above.
(5)For the second quarter of 2024, the total Other (income)/deductions––net adjustment of $247 million includes charges of (i) $169 million for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer and (ii) $104 million mostly related to Pfizer’s share of an investee capital transaction recognized by Haleon plc (Haleon) for treasury stock Haleon purchased in the first quarter of 2024. For the first six months of 2024, the total Other (income)/deductions––net adjustment of $541 million primarily includes charges of (i) $377 million for certain legal matters, primarily representing certain product liability expenses related to products discontinued and/or divested by Pfizer and (ii) $351 million mostly related to (a) our equity-method accounting pro-rata share of intangible asset amortization, impairments and restructuring costs recorded by Haleon, as well as (b) adjustments to our equity-method basis differences and (c) Pfizer's share of the aforementioned investee capital transaction, partially offset by (iii) a $150 million gain on the partial sale of our investment in Haleon. For the second quarter of 2023, the total Other (income)/deductions––net adjustment of $171 million primarily included charges of $139 million for certain legal matters, primarily representing certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer. For the first six months of 2023, the total Other (income)/deductions––net adjustment of $64 million primarily included charges of (i) $175 million for certain legal matters, primarily for certain product liability and other legal expenses related to products discontinued and/or divested by Pfizer, and (ii) $70 million mostly related to our equity-method accounting pro-rata share of intangible asset amortization and impairments, costs of separating from GSK plc (GSK) and restructuring costs recorded by Haleon, partially offset by dividend income of $211 million related to our investment in Nimbus Therapeutics, LLC (Nimbus) resulting from Takeda Pharmaceutical Company Limited’s acquisition of Nimbus’s oral, selective allosteric tyrosine kinase 2 (TYK2) inhibitor program subsidiary.
(6)The components of non-GAAP Adjusted Other (income)/deductions––net include the following:

	Second-Quarter		Six Months
(MILLIONS)	2024	2023	2024	2023
Interest income	$(130)	$(316)	$(259)	$(493)
Interest expense	781	510	1,573	830
Net interest expense	651	194	1,314	337
Net (gains)/losses recognized during the period on equity securities	—	(1)	—	(1)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(22)	(7)	(24)	(74)
Net periodic benefit costs/(credits) other than service costs	(107)	(87)	(214)	(174)
Haleon equity method (income)/loss	(145)	(176)	(303)	(294)
Other, net	(118)	(201)	(219)	(396)
Non-GAAP Adjusted Other (income)/deductions––net	$258	$(278)	$555	$(601)
See Note (5) to the Consolidated Statements of Operations above for additional information on the components comprising GAAP Reported Other (income)/deductions––net.

PFIZER INC. - REVENUES
SECOND-QUARTER 2024 and 2023 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2024	2023(a)	% Change		2024	2023(a)	% Change	2024	2023(a)	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,283	$13,007	2%	3%	$7,892	$6,458	22%	$5,391	$6,548	(18%)	(15%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)	$12,991	$12,690	2%	4%	$7,828	$6,367	23%	$5,163	$6,323	(18%)	(16%)
Primary Care	$4,952	$5,884	(16%)	(15%)	$2,938	$2,582	14%	$2,014	$3,303	(39%)	(37%)
Eliquis(b)	1,877	1,762	7%	8%	1,262	1,152	10%	615	610	1%	4%
Prevnar family(c)	1,359	1,431	(5%)	(4%)	832	868	(4%)	527	563	(6%)	(3%)
Paxlovid	251	143	76%	79%	68	—	*	184	143	29%	31%
Comirnaty	195	1,488	(87%)	(87%)	58	16	*	137	1,471	(91%)	(90%)
Nurtec ODT/Vydura	356	247	44%	44%	339	244	39%	17	4	*	*
Abrysvo	56	—	*	*	41	—	*	15	—	*	*
Premarin family	108	95	14%	14%	98	86	14%	10	9	14%	16%
FSME-IMMUN/TicoVac	100	101	(1%)	—	1	2	(34%)	99	100	(1%)	—
All other Primary Care	651	616	6%	7%	239	213	12%	411	403	2%	5%
Specialty Care	$4,083	$3,656	12%	14%	$1,973	$1,619	22%	$2,110	$2,038	4%	7%
Vyndaqel family(d)	1,323	782	69%	71%	861	434	98%	462	348	33%	36%
Xeljanz	303	469	(35%)	(34%)	181	333	(46%)	122	136	(11%)	(7%)
Enbrel (Outside the U.S. and Canada)	179	219	(18%)	(15%)	—	—	—	179	219	(18%)	(15%)
Sulperazon	144	177	(19%)	(15%)	—	—	—	144	177	(19%)	(15%)
Zavicefta	150	132	14%	18%	—	—	—	150	132	14%	18%
Zithromax	74	44	68%	77%	—	—	—	74	44	68%	78%
Inflectra	97	74	32%	32%	43	15	*	54	59	(9%)	(9%)
Genotropin	119	74	59%	66%	28	(16)	*	91	90	1%	7%
BeneFIX	103	106	(3%)	—	56	58	(3%)	47	48	(3%)	5%
Octagam	104	66	56%	56%	104	66	56%	—	—	—	—
Oxbryta	92	77	20%	20%	87	76	15%	5	1	*	*
Cibinqo	47	38	24%	28%	15	10	46%	32	27	16%	21%
All other Hospital(e)	1,114	1,213	(8%)	(7%)	506	578	(13%)	608	635	(4%)	(1%)
All other Specialty Care	234	185	27%	30%	92	65	42%	142	120	19%	24%
Oncology	$3,956	$3,149	26%	27%	$2,918	$2,167	35%	$1,038	$983	6%	9%
Ibrance	1,130	1,247	(9%)	(8%)	741	850	(13%)	390	397	(2%)	1%
Xtandi(f)	495	423	17%	17%	495	423	17%	—	—	—	—
Padcev	394	—	*	*	387	—	*	7	—	*	*
Oncology biosimilars(g)	279	363	(23%)	(22%)	177	259	(32%)	103	104	(1%)	2%
Adcetris	279	—	*	*	271	—	*	7	—	*	*
Inlyta	252	262	(4%)	(2%)	151	168	(10%)	101	94	8%	11%
Lorbrena	169	121	39%	43%	70	53	31%	99	68	45%	52%
Bosulif	167	154	9%	10%	118	106	12%	49	48	2%	7%
Braftovi/Mektovi	148	113	32%	32%	142	110	29%	6	3	*	*
Tukysa	121	—	*	*	97	—	*	24	—	*	*
Tivdak	33	—	*	*	32	—	*	1	—	*	*
Talzenna	32	12	*	*	25	6	*	7	5	29%	33%
All other Oncology	457	455	—	3%	213	191	11%	244	264	(8%)	(3%)
PFIZER CENTREONE(h)	$278	$307	(10%)	(9%)	$49	$82	(40%)	$229	$225	2%	3%
PFIZER IGNITE	$15	$10	47%	47%	$15	$10	47%	—	—	—	—

BIOPHARMA	$12,991	$12,690	2%	4%	$7,828	$6,367	23%	$5,163	$6,323	(18%)	(16%)
PFIZER U.S. COMMERCIAL DIVISION(i) (U.S. Primary Care and U.S. Specialty Care)					$4,911	$4,200	17%
PFIZER ONCOLOGY DIVISION(i)					$2,918	$2,167	35%
PFIZER INTERNATIONAL COMMERCIAL DIVISION(i)								$5,163	$6,323	(18%)	(16%)

Total Alliance revenues included above	$2,067	$1,967	5%	6%	$1,680	$1,522	10%	$387	$445	(13%)	(11%)
Total Royalty revenues included above	$345	$273	27%	27%	$344	$273	26%	$2	—	*	*
See end of tables for notes.

PFIZER INC. - REVENUES
SIX MONTHS 2024 and 2023 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL
	2024	2023(a)	% Change		2024	2023(a)	% Change	2024	2023(a)	% Change
(MILLIONS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$28,162	$31,492	(11%)	(10%)	$17,406	$15,169	15%	$10,756	$16,323	(34%)	(32%)
GLOBAL BIOPHARMACEUTICALS BUSINESS (BIOPHARMA)	$27,595	$30,863	(11%)	(10%)	$17,254	$14,965	15%	$10,341	$15,898	(35%)	(33%)
Primary Care	$12,163	$17,444	(30%)	(30%)	$8,033	$7,724	4%	$4,131	$9,721	(58%)	(56%)
Eliquis(b)	3,917	3,636	8%	9%	2,675	2,413	11%	1,242	1,223	2%	4%
Prevnar family(c)	3,050	3,033	1%	2%	1,981	1,953	1%	1,069	1,081	(1%)	2%
Paxlovid(j)	2,286	4,212	(46%)	(46%)	1,868	1,960	(5%)	418	2,252	(81%)	(81%)
Comirnaty	548	4,552	(88%)	(88%)	176	345	(49%)	373	4,207	(91%)	(91%)
Nurtec ODT/Vydura	533	414	29%	29%	506	406	25%	27	7	*	*
Abrysvo	201	—	*	*	172	—	*	29	—	*	*
Premarin family	193	207	(7%)	(7%)	175	190	(8%)	18	17	5%	7%
FSME-IMMUN/TicoVac	165	146	13%	14%	2	2	31%	163	144	13%	13%
All other Primary Care	1,269	1,244	2%	3%	477	454	5%	793	790	—	3%
Specialty Care	$7,926	$7,272	9%	11%	$3,732	$3,091	21%	$4,194	$4,181	—	3%
Vyndaqel family(d)	2,460	1,468	68%	68%	1,612	818	97%	848	650	30%	32%
Xeljanz	497	706	(30%)	(29%)	255	423	(40%)	242	284	(15%)	(12%)
Enbrel (Outside the U.S. and Canada)	338	419	(19%)	(16%)	—	—	—	338	419	(19%)	(16%)
Sulperazon	311	497	(37%)	(35%)	—	—	—	311	497	(37%)	(35%)
Zavicefta	275	248	11%	13%	—	—	—	275	248	11%	13%
Zithromax	274	194	41%	47%	—	1	(39%)	274	193	42%	47%
Inflectra	255	252	1%	1%	140	134	4%	116	118	(2%)	(3%)
Genotropin	239	222	8%	12%	58	52	12%	181	170	7%	12%
BeneFIX	206	215	(4%)	(2%)	111	116	(4%)	94	99	(4%)	1%
Octagam	179	111	61%	61%	179	111	61%	—	—	—	—
Oxbryta	176	148	19%	19%	167	146	14%	9	1	*	*
Cibinqo	89	54	64%	68%	38	18	*	50	36	41%	46%
All other Hospital(e)	2,188	2,365	(8%)	(6%)	996	1,137	(12%)	1,192	1,229	(3%)	(1%)
All other Specialty Care	440	373	18%	21%	175	135	29%	265	238	11%	16%
Oncology	$7,505	$6,146	22%	23%	$5,490	$4,150	32%	$2,015	$1,997	1%	4%
Ibrance	2,184	2,391	(9%)	(8%)	1,420	1,600	(11%)	765	791	(3%)	(1%)
Xtandi(f)	913	763	20%	20%	913	763	20%	—	—	—	—
Padcev	735	—	*	*	721	—	*	14	—	*	*
Oncology biosimilars(g)	543	775	(30%)	(29%)	336	559	(40%)	207	215	(4%)	(2%)
Adcetris	536	—	*	*	524	—	*	12	—	*	*
Inlyta	489	521	(6%)	(5%)	292	323	(9%)	197	199	(1%)	2%
Lorbrena	332	234	42%	46%	129	105	23%	203	129	58%	64%
Bosulif	313	304	3%	4%	219	211	4%	93	93	1%	5%
Braftovi/Mektovi	264	215	23%	23%	252	209	21%	12	6	97%	95%
Tukysa	227	—	*	*	186	—	*	41	—	*	*
Tivdak	60	—	*	*	60	—	*	1	—	*	*
Talzenna	55	22	*	*	42	11	*	13	11	15%	18%
All other Oncology	853	923	(8%)	(5%)	395	369	7%	458	554	(17%)	(14%)
PFIZER CENTREONE(h)	$535	$615	(13%)	(13%)	$120	$190	(37%)	$416	$425	(2%)	(2%)
PFIZER IGNITE	$32	$14	*	*	$32	$14	*	—	—	—	—

BIOPHARMA	$27,595	$30,863	(11%)	(10%)	$17,254	$14,965	15%	$10,341	$15,898	(35%)	(33%)
PFIZER U.S. COMMERCIAL DIVISION(i) (U.S. Primary Care and U.S. Specialty Care)					$11,764	$10,815	9%
PFIZER ONCOLOGY DIVISION(i)					$5,490	$4,150	32%
PFIZER INTERNATIONAL COMMERCIAL DIVISION(i)								$10,341	$15,898	(35%)	(33%)

Total Alliance revenues included above	$4,240	$4,028	5%	5%	$3,461	$3,102	12%	$779	$926	(16%)	(15%)
Total Royalty revenues included above	$608	$477	27%	28%	$606	$477	27%	$2	—	*	*

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
In the first quarter of 2024, we reclassified royalty income (substantially all of which related to our Biopharma segment) from Other (income)/deductions––net and began presenting Royalty revenues as a separate line item within Total revenues in our consolidated statements of operations. Prior-period amounts have been recast to conform to the current period presentation.

(b)	Primarily reflects alliance revenues and product revenues.
(c)	Prevnar family includes revenues from Prevnar 20/Apexxnar (pediatric and adult) and Prevnar 13/Prevenar 13 (pediatric and adult).
(d)	Vyndaqel family includes global revenues from Vyndaqel, as well as revenues for Vyndamax in the U.S. and Vynmac in Japan.
(e)	Includes, among other Hospital products, amounts previously presented as All other Anti-infectives and Ig Portfolio.
(f)	Primarily reflects alliance revenues and royalty revenues.
(g)	Biosimilars are highly similar versions of approved and authorized biological medicines. Oncology biosimilars primarily include Retacrit, Ruxience, Zirabev, Trazimera and Nivestym.
(h)
Pfizer CentreOne (PC1) includes revenues from our contract manufacturing and our active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with legacy Pfizer businesses/partnerships.

(i)
At the beginning of 2024, we made changes in our commercial organization to incorporate Seagen Inc. and improve focus, speed and execution. Specifically, within our Biopharma reportable segment we created the Pfizer Oncology Division, the Pfizer U.S. Commercial Division, and the Pfizer International Commercial Division. For additional information regarding the changes in our commercial organizational structure, see the Item 1. Business––Commercial Operations section of our 2023 Annual Report on Form 10-K (available at www.pfizer.com).

(j)
The first six months of 2024 includes a $771 million favorable final adjustment recorded in the first quarter of 2024 to the estimated non-cash revenue reversal of $3.5 billion recorded in the fourth quarter of 2023, reflecting 5.1 million EUA-labeled treatment courses returned by the U.S. government through February 29, 2024 versus the estimated 6.5 million treatment courses that were expected to be returned as of December 31, 2023.

*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of July 30, 2024. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance, including financial guidance and projections; reorganizations; business plans, strategy, goals and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, launches, clinical trial results and other developing data, revenue contribution and projections, potential pricing and reimbursement, potential market dynamics, including demand, market size and utilization rates and growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; an enterprise-wide cost realignment program, which we launched in October 2023 (including anticipated costs, savings and potential benefits); a Manufacturing Optimization Program to reduce our cost of goods sold, which we announced in May 2024 (including anticipated costs, savings and potential benefits); dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, including our December 2023 acquisition of Seagen, and our ability to successfully capitalize on growth opportunities and prospects; manufacturing and product supply; our ongoing efforts to respond to COVID-19, including our plans and expectations regarding Comirnaty (as defined in this earnings release) and our oral COVID-19 treatment (Paxlovid); our expectations regarding the impact of COVID-19 on our business, operations and financial results; and our Environmental, Social and Governance (ESG) priorities, strategies and goals. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions and we cannot assure that any outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words and terms of similar meaning. Pfizer’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties.
Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of research and development (R&D) activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; risks associated with preliminary, early stage or interim data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from our pipeline programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations; and uncertainties regarding the future development of our product candidates, including whether or when our product candidates will advance to future studies or phases of development or whether or when regulatory applications may be filed for any of our product candidates;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all;
•regulatory decisions impacting labeling, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; uncertainties regarding the ability to obtain, and the scope of, recommendations by technical or advisory committees; and the timing of, and ability to obtain, pricing approvals and product launches, all of which could impact the availability or commercial potential of our products and product candidates;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could impact marketing approval, product labeling, and/or availability or commercial potential;
•the success and impact of external business development activities, such as the December 2023 acquisition of Seagen, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which has in the past and could in the future result in increased leverage and/or a downgrade of our credit ratings and could limit our ability to obtain future financing; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired or partnered products; significant transaction costs; and unknown liabilities;

•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as COVID-19) on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, R&D and clinical trials;
•risks and uncertainties related to our efforts to continue to develop and commercialize Comirnaty and Paxlovid or any potential future COVID-19 vaccines, treatments or combinations, as well as challenges related to their manufacturing, supply and distribution, including, among others, the risk that as the market for COVID-19 products continues to become more endemic and seasonal, demand for our COVID-19 products has and may continue to be reduced or not meet expectations, or may no longer exist, which has and may continue to lead to reduced revenues, excess inventory on-hand and/or in the channel which, for Paxlovid and Comirnaty, resulted in significant inventory write-offs in 2023 and could continue to result in inventory write-offs, or other unanticipated charges; risks related to our ability to develop and commercialize variant adapted vaccines; challenges related to the transition to the commercial market for our COVID-19 products; uncertainties related to the public’s adherence to vaccines, boosters, treatments or combinations; risks related to our ability to accurately predict or achieve our revenue forecasts for Comirnaty and Paxlovid or any potential future COVID-19 vaccines or treatments; and potential third-party royalties or other claims related to Comirnaty or Paxlovid;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of currency devaluations and monetary policy actions in countries experiencing high inflation or deflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines, vaccines or other products in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties;
•any significant issues related to our JVs and other third-party business arrangements, including modifications or disputes related to supply agreements or other contracts with customers including governments or other payors;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions, such as inflation or interest rate fluctuations, and recent and possible future changes in global financial markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation, sanctions and/or other restrictive government actions, changes in intellectual property legal protections and remedies, unstable governments and legal systems and inter-governmental disputes;
•the impact of disruptions related to climate change and natural disasters, including uncertainties related to the impact of the tornado at our manufacturing facility in Rocky Mount, NC in 2023;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, geopolitical instability, political or civil unrest or military action, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the resulting economic or other consequences;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments, including our ongoing evaluation of our product portfolio for the potential presence or formation of nitrosamines;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives and growth strategies, and cost-reduction and productivity initiatives, including any potential future phases, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs, organizational disruption, adverse effects on employee morale, retention issues or other unintended consequences;

•the ability to successfully achieve our climate goals and progress our environmental sustainability and other ESG priorities;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reduction or cost control efforts affecting Medicare, Medicaid or other publicly funded or subsidized health programs, including the Inflation Reduction Act of 2022, or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive biopharmaceutical markets;
•legislation or regulatory action in markets outside of the U.S., such as China or Europe, including, without limitation, laws related to pharmaceutical product pricing, intellectual property, medical regulation, environmental protections, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•legal defense costs, insurance expenses, settlement costs and contingencies, including without limitation, those related to legal proceedings and actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and risk related to the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation and investigations;
•governmental laws and regulations affecting our operations, including, without limitation, the Inflation Reduction Act of 2022, changes in laws and regulations or their interpretation, including, among others, changes in tax laws and regulations internationally and in the U.S., the adoption of global minimum taxation requirements outside the U.S. generally effective in most jurisdictions since January 1, 2024, and potential changes to existing tax law by the current U.S. Presidential administration and Congress, including the House-passed bill called “Tax Relief for American Families and Workers Act of 2024”;
Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, security threats on facilities or infrastructure, extortion or integrity compromise resulting from a cyber-attack, which may include those using adversarial artificial intelligence techniques, or other malfeasance by, but not limited to, nation states, employees, business partners or others;
•risks and challenges related to the use of software and services that include artificial intelligence-based functionality and other emerging technologies;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•risks to our products, patents and other intellectual property, such as: (i) claims of invalidity that could result in patent revocation; (ii) claims of patent infringement, including asserted and/or unasserted intellectual property claims; (iii) claims we may assert against intellectual property rights held by third parties; (iv) challenges faced by our collaboration or licensing partners to the validity of their patent rights; or (v) any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection or agreeing not to enforce or being restricted from enforcing intellectual property rights related to our products, including Comirnaty and Paxlovid.
Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.

The information contained on our website or any third-party website is not incorporated by reference into this earnings release. All trademarks mentioned are the property of their owners.
Certain of the products and product candidates discussed in this earnings release are being co-researched, co-developed and/or co-promoted in collaboration with other companies for which Pfizer’s rights vary by market or are the subject of agreements pursuant to which Pfizer has commercialization rights in certain markets.